Exhibit 99.1

Sonnet BioTherapeutics Provides Fiscal Year 2022 First Quarter Business and Earnings Update

●	SON-1010 and SON-080 on track to initiate clinical studies during the second quarter of 2022
●	Completed R&D manufacturing for SON-1210 non-GLP toxicity study in non-human primates, with study initiation planned for the first half of 2022
●	Continue to advance preclinical development of FHAB pipeline

PRINCETON, NJ / ACCESSWIRE / February 8, 2022 / Sonnet BioTherapeutics Holdings, Inc. (NASDAQ:SONN) (“Sonnet” or the “Company”), a biopharmaceutical company developing innovative targeted biologic drugs, announced today its financial results for the three months ended December 31, 2021 and provided a business update.

“Throughout the quarter, we’ve continued to advance towards the clinic with our proprietary Fully Human Albumin Binding (FHAB) pipeline assets, and our partnered product, SON-080,” said Pankaj Mohan, Ph.D., Founder and CEO. “We continue to generate additional clinical product stability data for SON-1010 (IL12-FHAB) for the FDA and we have initiated cGMP manufacturing for SON-080 (Low-dose IL-6), with both assets on track to initiate clinical studies in the second quarter of this year. Additionally, we have completed R&D manufacturing for a non-human primate non-GLP toxicology study for SON-1210 (IL12-FHAB-IL15), with the study initiation planned for the first half of 2022 and have made important progress with our SON-1410 (IL18-FHAB-IL12) and SON-3015 (Anti-IL6-FHAB-Anti-TGFβ) bispecific assets.”

“We remain pleased with our ongoing financing strategy and continue to provide the company with the funding necessary to advance our R&D activities into the clinic and grow the company in 2022,” commented Jay Cross, CFO.

FY 2022 First Quarter and Recent Corporate Updates

Sonnet provided the following corporate updates for the 2022 calendar year:

●	Generating additional clinical product stability data for SON-1010 for the FDA in 1Q22; SON-1010 is on track for clinical study initiation in 2Q22.
●	Completed preparations for cGMP manufacturing of SON-080, initiated manufacturing in January, and on track for clinical study initiation in 2Q22.
●	Completed R&D manufacturing for SON-1210 with initiation of a non-GLP pre-clinical toxicity study in non-human primates on track for 1H22.
●	Completed sequence confirmation for SON-3015 and preparing for initial in vivo mice studies in 2H22.
●	Lead optimization is underway to initiate CMC with cell line development for SON-1410 in 2Q22.

FY 2022 First Quarter Ended December 31, 2021 Financial Results

●	As of December 31, 2021, Sonnet had $19.4 million cash on hand.
●	Research and development expenses were $4.3 million for the three months ended December 31, 2021, compared to $3.9 million for the three months ended December 31, 2020. The increase of $0.4 million was primarily due to the development of the cell lines for SON-1010, SON-1210 and SON-080, and an increase in payroll and share-based compensation expense as we continue to expand our operations.
●	General and administrative expenses were $2.1 million for the three months ended December 31, 2021, compared to $2.0 million for the three months ended December 31, 2020. The increase of $0.1 million relates to an increase in consulting fees.

About Sonnet BioTherapeutics Holdings, Inc.

Founded in 2011, Sonnet BioTherapeutics is an oncology-focused biotechnology company with a proprietary platform for innovating biologic drugs of single or bispecific action. Known as FHAB (Fully Human Albumin Binding), the technology utilizes a fully human single chain antibody fragment (scFv) that binds to and “hitch-hikes” on human serum albumin (HSA) for transport to target tissues. FHAB is the foundation of a modular, plug-and-play construct for potentiating a range of large molecule therapeutic classes, including cytokines, peptides, antibodies and vaccines.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company’s product development, clinical and regulatory timelines, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statements that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential, “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Sonnet Biotherapeutics Investor Contact

Michael V. Morabito, Ph.D.

Solebury Trout

917-936-8430

mmorabito@soleburytrout.com

Sonnet BioTherapeutics Holdings, Inc.

Consolidated Balance Sheets

(unaudited)

	December 31,	September 30,
	2021	2021
Assets
Current assets:
Cash	$19,409,718	$27,622,067
Prepaid expenses and other current assets	1,174,027	1,189,474
Total current assets	20,583,745	28,811,541
Property and equipment, net	55,844	59,056
Operating lease right-of-use asset	100,978	123,213
Total assets	$20,740,567	$28,993,810
Liabilities and stockholders’ equity
Current liabilities:
Related-party notes	$748	$748
Accounts payable	2,112,287	3,781,299
Accrued expenses	1,747,116	2,310,410
Operating lease liability	97,902	94,520
Deferred income	386,575	516,374
Total current liabilities	4,344,628	6,703,351
Operating lease liability	4,998	30,612
Total liabilities	4,349,626	6,733,963

Commitments and contingencies

Stockholders’ equity:
Preferred stock; $0.0001 par value: 5,000,000 shares authorized. No shares issued or outstanding	—	—
Common stock; $0.0001 par value: 125,000,000 shares authorized; 60,250,637 issued and outstanding at December 31, 2021 and September 30, 2021	6,025	6,025
Additional paid-in capital	84,275,115	83,943,040
Accumulated deficit	(67,890,199)	(61,689,218)
Total stockholders’ equity	16,390,941	22,259,847
Total liabilities and stockholders’ equity	$20,740,567	$28,993,810

See 10-Q filed today for notes to consolidated financial statements

Sonnet BioTherapeutics Holdings, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended December 31,
	2021	2020
Collaboration revenue	$129,799	$—
Operating expenses:
Research and development	4,265,866	3,866,007
General and administrative	2,078,885	1,997,986
Total operating expenses	6,344,751	5,863,993
Loss from operations	(6,214,952)	(5,863,993)

Foreign exchange gain (loss)	13,971	(13,247)
Net loss	$(6,200,981)	$(5,877,240)
Per share information:
Net loss per share, basic and diluted	$(0.10)	$(0.34)
Weighted average shares outstanding, basic and diluted	60,293,010	17,218,485

See 10-Q filed today for notes to consolidated financial statements